UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 9, 2015

HORIZON MINERALS CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	333-176798	41-2281448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9101 West Sahara Avenue Suite 105 - 197 Las Vegas, Nevada	89117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (587) 984-2321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 6, 2015, Horizon Minerals Corp. (the "Company" or "Horizon") entered into a Share Purchase Agreement (the "Share Purchase Agreemenf') among the Company, Dan Clayton, Boomchat Inc. and Robert Fedun to acquire all of the issued and outstanding shares of Boomchat held by Mr. Clayton.

Boomchat Inc. is a private Nevada corporation that is currently developing mobile technology solutions for smartphone users worldwide. Boomchat's private image sharing and mobile instant messaging solution that is under development is based on a newly developed scripting engine that can be deployed on multiple platforms and is written for secured cloud servers. The system will be designed to be available for download as an application that can be installed on majority of smartphones and to enable its users to share private media on demand and distribute it to controlled lists of recipients for pre -set time only.

Under the terms of the Share Purchase Agreement, the Company will acquire the Boomchat Shares in consideration for the issuance to Mr. Clayton of 40,000,000 common shares of Horizon and payment to Boomchat of $50,000 to complete development of the Boomchat mobile chat application (the "Development Payment"). The Development Payment is non-refundable and payable by April 16, 2015. Concurrent with Closing of the acquisition, the Company's President, Robert Fedun, will surrender for cancellation 30,000,000 shares of Horizon common stock held by him.

Following the Closing, Horizon intends to change its name to Boomchat Inc. to reflect its new business and Mr. Clayton will be appointed as a director and will replace Mr. Fedun as the Company's President.

Closing is subject to a number of conditions, including customary due diligence and the delivery by Boomchat of the financial statements for Boomchat required to be filed by Horizon with the SEC.

A copy of the Share Purchase Agreement is attached as an exhibit to this Current Report.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description

10.1	Share Purchase Agreement dated for reference April 6, 2015 among the Company, Dan Clayton, Boomchat Inc. and Robert Fedun
99.1	News Release dated April 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Horizon Minerals Corp.

Date:  April 10, 2015

By:  /s/ Robert Fedun

Name: Robert Fedun

Title: Chief Executive Officer, Chief Financial Officer,

President, Secretary and Treasurer

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